                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                       Year Ended December 31,

     (in thousands, except per share amounts)                    1995           1994           1993

     Primary Earnings Per Share

     Reconciliation of net income (loss) per Statements of Operations to amount used in primary per share computation:

               Net loss                                         ($1,601)         ($913)      ($1,525)
               Preferred dividend requirement                      (409)          (409)         (413)

               Accretion in carrying value of preferred             (36)           (36)          (36)


               Net loss, as adjusted                            ($2,046)       ($1,358)      ($1,974)




     Reconciliation of weighted average number of shares outstanding to amount used in primary earnings share computation:


               Weighted average number of common shares

                    outstanding                                   2,634          2,690         2,740


               Add weighted average number of shares
                    from assumed exercise of stock



               Weighted average number of shares of


                    Stock and equivalents outstanding             2,634          2,690         2,740

     Net loss per common and common equivalent share             ($0.78)        ($0.51)       ($0.72)


                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                     Year Ended December 31,

     (in thousands, except per share amounts)                    1995           1994           1993
     Fully Diluted Earnings Per Share
     Reconciliation of net income (loss) per Statements

          of Operations to amount used in fully diluted

          Earnings per share computation:


               Net loss                                         ($1,601)        ($913)       ($1,525)



     Reconciliation of weighted average number of shares

          outstanding, as adjusted, per primary

          on preceding page, to amount used in fully diluted earnings per share computation:


               Weighted average number of shares

                    as adjusted per primary computation

                    Preceding page                                2,634         2,690          2,740


               Add shares issuable from assumed
                    8 1/2 % cumulative convertible                  713           714            726



               Weighted average number of shares of
                    Stock and equivalents outstanding             3,347         3,404          3,466




     Fully Diluted Earnings Per Share                              *             *              *

     * Anti-dilutive